Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT, effective as of the 16th day of April, 2012 (the “Agreement”), by and among AOTS 30, Inc., a Delaware corporation (the “Company”) and U.S. Mining, Inc. (“U.S. Mining”),  a Delaware corporation, and the sole shareholder of U.S. Mining ,  who has executed a counterpart signature page to this Agreement (the “Shareholder”).  Collectively, U.S. Mining and the Shareholder of U.S. Mining are referred to herein as the “Mining  Parties.”  Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Shareholder owns all of the issued and outstanding shares of the capital stock of U.S. Mining, which is the 100% parent company of MineGolia Metal Corp. (“MineGolia”), the owner of certain assets purchased from Franklin Mining, Inc. and has signed a Letter of Intent, dated March 9, 2012, with Calais Resources Inc. (“Calais Resources”) to purchase a 30% ownership interest in the mining assets and production of Calais Resources;

WHEREAS, in exchange for an aggregate purchase price equal to $50,000 and all of the issued and outstanding capital shares of U.S. Mining, (the “U.S. Mining Shares”), the Company shall issue to the Shareholder or any designee of the Shareholder such number of shares (the “Company Shares”) of the Company’s common stock, representing 95% of the Company’s issued and outstanding common stock, $.0001 par value per share (the “Common Stock”) (the “Share Exchange”) after taking into account the shares of Common Stock of the Company issued in the Equity Financing and the consummation of the transactions set forth in this Agreement, on the terms and conditions set forth herein;

WHEREAS, the Company and U.S. Mining intend to jointly undertake a private placement offering of the Company’s Common Stock consisting of up to a maximum of $4,000,00  (the "Maximum Offering Amount") (the “Equity Financing”);

WHEREAS, the Company intends to engage a placement agent approved by U.S. Mining for the equity financing pursuant to a Placement Agent Agreement upon terms and conditions that are mutually acceptable to the Company and U.S Mining;

WHEREAS, after giving effect to the Share Exchange, the Equity Financing (assuming the Maximum Offering Amount), and the Share and Warrant Cancellation (as defined in Section 7.1(d) herein), there will be approximately 10,000,000 shares of the Company’s Common Stock and no (0) warrants to purchase shares of the Company’s Common Stock issued and outstanding; and

WHEREAS, the Parties intend, by executing this Agreement, to implement a tax-free exchange of property governed by Section 351 and/or Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

NOW, THEREFORE, in consideration, of the promises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE 1.
THE SHARE EXCHANGE

1.1 The Share Exchange.  Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined):

(a) the Company shall issue and deliver certificates representing the Company Shares to the Shareholder in the name of the Shareholder or any designee of the Shareholder in accordance with Schedule I hereto or pursuant to separate instructions to be delivered prior to the Closing Date, and

(b) the Shareholder agrees to deliver to the Company duly endorsed certificates representing the U.S. Mining Shares, and any other documentation as may be required to transfer the U.S. Mining Shares to the Company.

1.2 Time and Place of Closing.  The closing of the Share Exchange (the “Closing”) shall take place at the offices of U.S. Mining Inc., in New York, NY, or at such place and time or remotely by facsimile or other electronic means as mutually agreed upon by the Parties hereto.  The date upon which the Closing occurs is defined as the “Closing Date.”

1.3 Effective Time.  The Share Exchange shall become effective (the “Effective Time”) at such time as all of the conditions to set forth in Article 7 hereof have been satisfied or waived by the Parties hereto.

1.4 Tax Consequences.  It is intended by the Parties hereto that for United States income tax purposes, the contribution and transfer of the U.S. Mining Shares by the Shareholders to the Company in exchange for the Company Shares constitutes a “tax-free” contribution and/or reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Code.

ARTICLE 2.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Mining Parties that now and/or as of the Closing:

2.1 Due Organization and Qualification; Due Authorization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted.  The Company is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of the Company.

(b) The Company does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity.

(c) The Company has all requisite corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby.  The Company has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought, equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

2.2 No Conflicts or Defaults.  The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the Certificate of Incorporation or By-laws of the Company or (b) with or without the giving of notice or the passage of time (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which the Company is a party or by which the Company is bound, or any judgment, order or decree, or any law, rule or regulation to which the Company is subject, (ii) result in the creation of, or give any party the right to create, any lien, charge, encumbrance or any other right or adverse interest (the “Liens”) upon any of the assets of the Company, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform, any material agreement, arrangement or commitment to which the Company is a party or by which the Company’s assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, the Company is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

2.3 Capitalization.  The authorized capital stock of the Company immediately prior to giving effect to the transactions contemplated hereby consists of 110,000,000 shares of which 100,000,000 have been designated as Company Common Stock and 10,000,000 shares have been designated as preferred stock, $0.0001 par value per share (the “Preferred Stock”).  As of the date of this Agreement, there are 7,096,390 shares of Company Common Stock issued and outstanding, no shares of Preferred Stock outstanding, and warrants to purchase 7,096,390 shares of Common Stock, at an exercise price of $0.0001 per share (the “Warrants”) outstanding. All of the outstanding shares of Common Stock are, and the Company Shares when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, and have not been or, with respect to the Company Shares will not be, issued in violation of any preemptive right of stockholders.  Other than this Agreement and as set forth on Item 2.3 to the Disclosure Schedule to this Agreement, there is no outstanding voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling the Company to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for Company Common Stock. The Company has not granted registration rights to any person.

2.4 Financial Statements.  The Company has provided the Mining Parties copies of the (i) balance sheet of the Company as of December 31, 2011, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended December 31, 2011 and the period from inception to December 31, 2011, including the notes thereto, as audited by AJ. Robbins, PC, independent registered public accounting firm and (ii) balance sheet of the Company as of September 30, 2010 and the related statements of operations, and cash flows for the nine (9)-month period then ended (the “Financial Statements”).  The Financial Statements, together with the notes thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent throughout all periods presented.  The Financial Statements present fairly the financial position of the Company as of the dates and for the periods indicated.  The books of account and other financial records of the Company have been maintained in accordance with good business practices.

2.5 No Assets or Liabilities.  As of the Closing, the Company shall have no liabilities.  Except for the foregoing or as set forth on the Financial Statements, the Company does not have any (a) assets of any kind or (b) liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise.

2.6 Taxes.  The Company has filed all United States federal, state, county and local returns and reports which were required to be filed on or prior to the date hereof in respect of all income, withholding, franchise, payroll, excise, property, sales, use, value-added or other taxes or levies, imposts, duties, license and registration fees, charges, assessments or withholdings of any nature whatsoever (together, the “Taxes”), and has paid all Taxes (and any related penalties, fines and interest) which have become due pursuant to such returns or reports or pursuant to any assessment which has become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, the same have been properly reflected as a liability on the books and records of the Company and adequate reserves therefore have been established.

2.7 Indebtedness; Contracts; No Defaults.  Other than as set forth in Item 2.7 of the Disclosure Schedule or as described in the Financial Statements, the Company has no material instruments, agreements, indentures, mortgages, guarantees, notes, commitments, accommodations, letters of credit or other arrangements or understandings, whether written or oral, to which the Company is a party.

2.8 Real Property.  The Company does not own or lease any real property.

2.9 Compliance with Law.  The Company is in compliance with all applicable federal, state, local and foreign laws and regulations relating to the protection of the environment and human health.  There are no claims, notices, actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Company, threatened against the Company that are based on or related to any environmental matters or the failure to have any required environmental permits, and there are no past or present conditions that the Company has reason to believe are likely to give rise to any material liability or other obligations of the Company under any environmental laws.

2.10 Permits and Licenses.  The Company has all certificates of occupancy, rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct its business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated, except those the absence of which would not materially adversely affect its respective business.

2.11 Litigation.  There is no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened, against or affecting the business of the Company, or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor to the knowledge of the Company, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the twelve (12) month period preceding the date hereof.  There is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting the business of the Company.  The Company has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business.

2.12 Insurance.  The Company does not currently maintain any form of insurance.

2.13 Patents, Trademarks and Intellectual Property Rights.  The Company does not own or possess any patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, Internet web site(s) or proprietary rights of any nature.

2.14 Securities Law Compliance.  The Company has complied with all of the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”), and has complied with all applicable blue sky laws.

2.15 Conflicts of Interest.  The Company acknowledges that it is aware and understands the facts and circumstances of the Conflicts of Interest, as defined in Section 3.8,that may, individually and in the aggregate, create a conflict of interest.  The Company hereby waives each and all of the Conflicts of Interest, in addition to any other conflicts of interest that may exist or arise by virtue of the Conflicts of Interest and acknowledges that it has carefully read this Agreement, that it is consistent with the terms previously negotiated by the Parties, and understands that it is free at any time to obtain independent counsel for further guidance.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF U.S. MINING, INC.

U.S. Mining represents and warrants to the Company that now and/or as of the Closing:

3.1 Due Organization and Qualification; Due Authorization.

(a) U.S. Mining and each Subsidiary (as hereinafter defined) is a corporation or company duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, with full corporate or company power, as applicable, and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted.  U.S. Mining and each Subsidiary is in good standing as a foreign corporation or company, as applicable, in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on its business.

(b) U.S. Mining does not have any subsidiaries other than those set forth in Item 3.1(b) of the Disclosure Schedule (the “Subsidiaries”) and U.S. Mining does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity.  Other than as set forth in Item 3.1(b) of the Disclosure Schedule, each Subsidiary is wholly owned by U.S. Mining, is free and clear of all liens, and there is no contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling U.S. Mining or any other third party to issue, sell, redeem or repurchase any  securities of U.S. Mining or any of the Subsidiaries, and there is no outstanding security of any kind convertible into or exchangeable for securities of U.S. Mining or any of the Subsidiaries.

(c) U.S. Mining has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby.  U.S. Mining has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of U.S. Mining , enforceable against U.S. Mining in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

3.2 No Conflicts or Defaults.  The execution and delivery of this Agreement by U.S. Mining and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the governing documents of U.S. Mining. or its Subsidiaries, or (b) with or without the giving of notice or the passage of time, (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which U.S. Mining. or by which U.S. Mining or any of their respective assets are bound, or any judgment, order or decree, or any law, rule or regulation to which their assets are subject, (ii) result in the creation of, or give any party the right to create, any lien upon any of the assets of U.S. Mining, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform any material agreement, arrangement or commitment to which U.S. Mining  is a party or by which U.S. Mining or any of their respective assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which U.S. Mining  is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

3.3 Capitalization.  The authorized capital stock of U.S. Mining immediately prior to giving effect to the transactions contemplated hereby consists of 1,500 shares of Common Stock, $0.001 par value per share, of which, as of the date hereof, there were 1,500 shares of Common Stock issued and outstanding.  Except as set forth herein, all of the outstanding shares of U.S. Mining are duly authorized, validly issued, fully paid and non-assessable, and have not been or, with respect to the U.S. Mining Shares, will not be transferred in violation of any rights of third parties.  The Mining Shares are not subject to any preemptive or subscription right, any voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling U.S. Mining to issue, sell, redeem or repurchase any of its securities and there is no outstanding security of any kind convertible into or exchangeable for common shares, other than as described in the Disclosure Schedules attached hereto.  All of the U.S. Mining Shares are owned of record and beneficially by the Shareholder and free and clear of any liens, claims, encumbrances, or restrictions of any kind.

3.4 Taxes.  U.S. Mining and each of the Subsidiaries has filed all returns and reports which were required to be filed on or prior to the date hereof, and has paid all Taxes, due to any Unites States or other foreign taxing authority, if applicable (and any related penalties, fines and interest) which have become due pursuant to such returns or reports or pursuant to any assessment which has become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, the same have been properly reflected as a liability on the books and records of U.S. Mining and adequate reserves therefore have been established.  All such returns and reports filed on or prior to the date hereof have been properly prepared and are true, correct (and to the extent such returns reflect judgments made by U.S. Mining such judgments were reasonable under the circumstances) and complete in all material respects.  No extension for the filing of any such return or report is currently in effect.  No tax return or tax return liability of U.S. Mining has been audited or, presently under audit.  All taxes and any penalties, fines and interest which have been asserted to be payable as a result of any audits have been paid.  U.S. Mining has not been given or been requested to give waivers of any statute of limitations relating to the payment of any Taxes (or any related penalties, fines and interest).  There are no claims pending for past due Taxes.  All payments for withholding taxes, unemployment insurance and other amounts required to be paid for periods prior to the date hereof to any governmental authority in respect of employment obligations of U.S. Mining have been paid or shall be paid prior to the Closing and have been duly provided for on the books and records of U.S. Mining and in the financial statements of U.S. Mining.

3.5 Indebtedness; Contracts; No Defaults.  Other than as set forth in Item 3.5 of the Disclosure Schedule, U.S. Mining does not have any material instruments, agreements, indentures, mortgages, guarantees, notes, commitments, accommodations, letters of credit or other arrangements or understandings, whether written or oral, to which any of the Mining Parties is a party.

3.6 Compliance with Law.  Except as specified in Item 3.6 of the Disclosure Schedule, U.S. Mining is conducting its business in compliance with all applicable law, ordinance, rule, regulation, court or administrative order, decree or process, or any requirement of insurance carriers material to its business.  Except as specified in Item 3.6 of the Disclosure Schedule, U.S. Mining has not received any notice of violation or claimed violation of any such law, ordinance, rule, regulation, order, decree, process or requirement.

3.7 Litigation.

(a) There is no claim, dispute, action, suit, proceeding or investigation pending or threatened, against or affecting U.S. Mining or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the twelve (12) month period preceding the date hereof, except as specified in Item 3.7 of the Disclosure Schedule;

(b) there is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting U.S. Mining; and

(c) U.S. Mining has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business.

3.8 Conflict of Interest .  U.S. Mining acknowledges that it is aware and understands the following facts and circumstances that may, individually or in the aggregate, create a conflict of interest:

(a)           Richard Rappaport, who is the founder and Chief Executive Officer of WestPark Capital, Inc. (“WestPark”) and indirectly holds a 100% interest in WestPark, is also the President, a Director and sole stockholder of the Company beneficially holding 100% of the Company’s issued and outstanding Common Stock and Warrants, as of the date of this Agreement, including Common Stock and Warrants held of record by WestPark Capital Financial Services, LLC (“WestPark LLC”) as described below;

 (b)           WestPark LLC, which is the parent company of WestPark and of which Richard Rappaport serves as Chief Executive Officer and Chairman, is a controlling stockholder of the Company holding of record and beneficially 100% of the Company’s issued and outstanding Common Stock and Warrants as of the date of this Agreement.  In addition, prior to the Closing, certain principals and employees of WestPark (the “Related Parties”) may hold a direct or indirect interest in the Company, following a possible transfer of shares of Common Stock of the Company owned by WestPark LLC to the Related Parties in connection with a restructuring of the beneficial ownership of the Company’s issued and outstanding securities prior to the Closing ((a) and  (b) of this Section are herein referred to as, the “Conflicts of Interest”).

U.S. Mining hereby waives each and all of the Conflicts of Interest, in addition to any other conflicts of interest that may exist or arise by virtue of the Conflicts of Interest and acknowledges that it has carefully read this Agreement, that it is consistent with the terms previously negotiated by the Parties, and understands that it is free at any time to obtain independent counsel for further guidance.

3.9 No Material Adverse Change.  There shall have been no material adverse change, event or effect from the date of this Agreement, that individually or in the aggregate (taking into account all other such changes, events or effects) as had, or would be reasonably likely to have, a material adverse effect on the consolidated business, properties, assets, results of operations, or financial condition of U.S. Mining and its Subsidiaries, taken as a whole.

ARTICLE 4.
REPRESENTATION AND WARRANTIES OF THE U.S. MINING SHAREHOLDER

The Shareholder hereby represents and warrants to the Company that now and/or as of the Closing:

4.1 Title to Shares.  The Shareholder is the legal and beneficial owner of the U.S. Mining Shares to be transferred to the Company by such Shareholder as set forth opposite such Shareholder’s name in Schedule II hereto, and upon consummation of the Share Exchange contemplated herein, the Company will acquire from  the Shareholder good and marketable title to the U.S. Mining Shares, free and clear of all liens excepting only such restrictions hereunder upon future transfers by the Company, if any, as may be imposed by applicable law.  The information set forth on Schedule II with respect to the Shareholder is accurate and complete.

4.2 Due Authorization.  The Shareholder has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby.  This Agreement constitutes the valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

4.3 Purchase for Investment.

(a) The Shareholder is acquiring the Company Shares for investment for such Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  The Shareholder further represents that she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Company Shares.

(b) The Shareholder understands that the Company Shares are not registered under the Securities Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Company’s reliance on such exemption is predicated on the Shareholder’s representations set forth herein.

4.4 Investment Experience.  The Shareholder acknowledges that she can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that she is capable of evaluating the merits and risks of the investment in the Company Shares.

4.5 Information.  The Shareholder has carefully reviewed such information as she deemed necessary to evaluate an investment in the Company Shares.  To the full satisfaction of the Shareholder, she has been furnished all materials that she has requested relating to the Company and the issuance of the Company Shares hereunder, and the Shareholder has been afforded the opportunity to ask questions of representatives of the Company to obtain any information necessary to verify the accuracy of any representations or information made or given to him, her or it.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of the Company set forth in this Agreement, on which each Shareholder has relied in making an exchange of the U.S. Mining Shares for the Company Shares.

4.6 Restricted Securities.  The Shareholder understands that the Company Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Company Shares or any available exemption from registration under the Securities Act, the Company Shares must be held indefinitely.  The Shareholder is aware that the Company Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met.  Among the conditions for use of Rule 144 may be the availability of current information to the public about the Company.

4.7 Exempt Issuance.  The Shareholder acknowledges that she must assure the Company that the offer and sale of the Company Shares to such Shareholder qualifies for an exemption from the registration requirements imposed by the Securities Act and from applicable securities laws of any state of the United States.  The Shareholder agrees that she qualifies as an “accredited investor,” as that term is defined in Rule 501 of Regulation D, promulgated under the Securities Act.

4.8 Conflict of Interest.  The Shareholder acknowledges that she is aware and understands the facts and circumstances of the Conflicts of Interest, as defined in Section 3.8 that may, individually and in the aggregate, create a conflict of interest.  The Shareholder hereby waives each and all of the Conflicts of Interest, in addition to any other conflicts of interest that may exist or arise by virtue of the Conflicts of Interest and acknowledges that she or has carefully read this Agreement, that it is consistent with the terms previously negotiated by the Parties, and understands that she is free at any time to obtain independent counsel for further guidance.

ARTICLE 5.
COVENANTS

5.1 Further Assurances.  Each of the Parties shall use its reasonable commercial efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such Party’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions of this Agreement and to consummate the transactions contemplated herein.

5.2 Conduct of Business by U.S. Mining. From the date of this Agreement to the Closing Date, unless the Company shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.2, U.S. Mining shall, conduct its business in the ordinary course on an arms-length basis and in all material respects in accordance with all applicable laws, rules and regulations and U.S. Mining’s past custom and practice.

ARTICLE 6.
DELIVERIES

6.1 Items to be delivered to U.S. Mining or the Shareholder prior to or at Closing by the Company.

(a) Certificate of Incorporation and amendments thereto, By-laws and amendments thereto, and certificate of good standing of the Company in Delaware;

(b) all applicable schedules hereto;

(c) all minutes and resolutions of board of director and stockholder meetings in possession of the Company;

(d) stockholder list;

(e) all financial statements and all tax returns in possession of the Company;

(f) resolution from the Company’s Board of Directors appointing the designees of the Shareholders to the Company’s Board of Directors;

(g) resolution from the Company’s Board of Directors, and if applicable, stockholder resolutions approving this transaction and authorizing the issuances of the shares hereto;

(h) letters of resignation from the Company’s current officers and directors to be effective upon Closing and after the appointments described in this section; and

(i) any other document reasonably requested by the Shareholder or the Company that is deemed necessary for the consummation of this transaction.

6.2 Items to be delivered to the Company prior to or at Closing by U.S. Mining and the Shareholder.

(a) all applicable schedules hereto;

(b) instructions from the Shareholder appointing their designees to the Company’s Board of Directors;

(c) share certificates and duly executed instruments of transfer and bought and sold notes from the Shareholders transferring the U.S. Mining Shares to the Company;

(d) resolutions from the Board of Directors of U.S. Mining and, if applicable, shareholder resolutions approving the transactions contemplated hereby

(e) payment of all liabilities of the Company of up to $10,000 directly out of the proceeds of the Equity Financing to the appropriate creditors of the Company which shall include indebtedness owed to Company stockholders and fees owing to Company lawyers, accountants and similar parties; and

(f) any other document reasonably requested by the Company that it deems necessary for the consummation of this transaction.

ARTICLE 7.
CONDITIONS PRECEDENT

7.1 Conditions Precedent to Closing.  The obligations of the Parties under this Agreement shall be and are subject to fulfillment, prior to or at the Closing, of each of the following conditions:

(a) Each of the representations and warranties of the Parties contained herein shall be true and correct at the time of the Closing Date as if such representations and warranties were made at such time except for changes permitted or contemplated by this Agreement;

(b) The Parties shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them prior to or at the time of the Closing;

(c) Prior to Closing, the Company shall have engaged a Company-sponsored equity research firm that is mutually acceptable to the Company and U.S. Mining, Inc.;

(d) For an aggregate purchase price equal to $50,000, the Company shall have redeemed approximately 6,596,390 shares of Common Stock (which number may be adjusted upon the closing of the Share Exchange, so that existing stockholders will retain 5% of the issued and outstanding shares of Common Stock of the Company upon the closing of the Share Exchange and the Equity Financing) and warrants to purchase 7,096,390 shares of Common Stock owned by certain of the Company’s original stockholders (the “Share and Warrant Cancellation”) pursuant to that certain Repurchase Agreement, dated as of the date of this agreement entered into by and among the Company and its stockholders, a copy of which is attached as Exhibit B;

(e) The Company shall have conducted an initial closing of the Equity Financing; and

(f) All agreements and documents required to be executed and delivered at the initial closing of the Equity Financing pursuant to the Placement Agent Agreement shall have been duly executed and delivered by the necessary persons and/or entities prior to the Closing.

7.2 Conditions to Obligations of the Shareholder.  The obligations of the Shareholder shall be subject to fulfillment, prior to or at the Closing, of each of the following conditions:

(a) The Company shall have received all of the regulatory, stockholder and other third party consents, permits, approvals and authorizations necessary to consummate the transactions contemplated by this Agreement;

(b) The Company shall have complied with Rule 14f-1 of the Exchange Act, if required; and

(c) To the extent that the liabilities of the Company exceed $10,000 as of the Closing, the Company shall have satisfied and paid such excess liabilities in full.

(d) The representations of the Company contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Closing Date in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. The Company shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Closing Date.

7.3 Conditions to Obligations of the Company.  The obligations of the Company shall be subject to fulfillment, prior to or at the Closing, of each of the following conditions:

(a) U.S. Mining shall have received all of the regulatory, shareholder and other third party consents, permits, approvals and authorizations necessary to consummate the transactions contemplated by this Agreement;

(b) The Shareholder shall have delivered to the Company stock certificates representing the U.S. Mining Shares and any other duly executed instruments of transfer as shall be requited to transfer the U.S. Mining Shares to the Company; and

(c) All liabilities of the Company, up to $10,000, shall be paid by U.S. Mining prior to or at the Closing, which shall include indebtedness owed to the Company stockholders and/or fees owing to lawyers, accountants and similar parties.

(d) The representations of U.S. Mining and the Shareholder contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Closing Date, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. U.S. Mining and the Shareholder, respectively, shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Closing Date.

ARTICLE 8.
TERMINATION

8.1 Termination.  This Agreement may be terminated at any time before or at Closing by:

(a) the mutual agreement of the Parties;

(b) the Company, if:

(i) any representation by U.S. Mining or the Shareholder is inaccurate when made or becomes inaccurate such that the condition set forth in 7.3(d) cannot be satisfied; or

(ii) U.S. Mining or the Shareholder fails to perform or comply with any of the obligations that either is required to perform or to comply with under this Agreement such that the conditions set forth in Section 7.3(d) could not be satisfied;

(iii) any time on or after August 1, 2012.

(c)  U.S. Mining, if:

(i) any representation by the Company is inaccurate when made or becomes inaccurate such that the condition set forth in 7.2(d) cannot be satisfied; or

(ii) the Company fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the conditions set forth in Section 7.2(d) could not be satisfied;

(d)  any Party if any legal proceeding shall have been instituted or shall be imminently threatening to delay, restrain or prevent the consummation of this Agreement.

Any Party desiring to terminate this Agreement shall give prior written notice of such termination and the reasons therefore to the other Party.  Upon termination of this Agreement for any reason, in accordance with the terms and conditions set forth in this paragraph, each said Party shall bear all costs and expenses as each Party has incurred.

ARTICLE 9.
COVENANTS SUBSEQUENT TO CLOSING

9.1 Registration Rights.  The Company shall provide “piggy-back” or other Registration Rights covering the resale of Common Stock held by those persons (and/or their designees) that are stockholders of the Company immediately prior to the Closing (the “Pre-Existing Stockholders”) that are acceptable to the Pre-Existing Stockholders.

ARTICLE 10.
MISCELLANEOUS

10.1 Survival of Representations, Warranties and Agreements.  Each of the Parties hereto is executing and carrying out the provisions of this Agreement in reliance upon the representations, warranties and covenants and agreements contained in this Agreement or at the closing of the transactions herein provided for and not upon any investigation which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other Party or any other person other than as specifically set forth herein.  Except as specifically set forth in this Agreement, representations and warranties and statements made by a Party to in this Agreement or in any document or certificate delivered pursuant hereto shall not survive the Closing Date, and no claims made by virtue of such representations, warranties, agreements and covenants shall be made or commenced by any Party hereto from and after the Closing Date.

10.2 Access to Books and Records.  During the course of this transaction through Closing, each Party agrees to make available for inspection all corporate books, records and assets, and otherwise afford to each other and their respective representatives, reasonable access to all documentation and other information concerning the business, financial and legal conditions of each other for the purpose of conducting a due diligence investigation thereof.  Such due diligence investigation shall be for the purpose of satisfying each Party as to the business, financial and legal condition of each other for the purpose of determining the desirability of consummating the proposed transaction.  The Parties further agree to keep confidential and not use for their own benefit, except in accordance with this Agreement any information or documentation obtained in connection with any such investigation.  In the event, this Agreement is terminated, each Party agrees to return or destroy all books and records of the other Party

10.3 Further Assurances.  If, at any time after the Closing, the Parties shall consider or be advised that any further deeds, assignments or assurances in law or that any other things are necessary, desirable or proper to complete the Share Exchange in accordance with the terms of this Agreement or to vest, perfect or confirm, of record or otherwise, the title to any property or rights of the Parties hereto, the Parties agree that their proper officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Parties are fully authorized to take any and all such action.

10.4 Notice.  All communications, notices, requests, consents or demands given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by, prepaid registered or certified mail or recognized overnight courier addressed to, or upon receipt of a facsimile sent to, the Party for whom intended, as follows, or to such other address or facsimile number as may be furnished by such Party by notice in the manner provided herein:

Attention:

If to U.S. Mining, Inc.
1441 Broadway, Suite 2401
New York, NY 10018

Att: Robert Leng, President

With a copy to:

Curt Meltzer
555 8th Avenue, Suite 2401
New York, NY 10018

If to the Company:

AOTS 30, Inc.
1900 Avenue of the Stars, Suite 310
Los Angeles, CA 90067
Attn: Richard Rappaport
Fax: (310) 843-9389

With a copy to:

Richardson & Patel LLP
750 Third Avenue
New York, NY 10170
Attn: David N. Feldman
Fax: 917-677-8165

10.5 Entire Agreement.  This Agreement, the Disclosure Schedule and any instruments and agreements to be executed pursuant to this Agreement, sets forth the entire understanding of the Parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the Parties hereto.  No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance.  Failure of any Party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

10.6 Successors and Assigns.  This Agreement shall be binding upon, enforceable against and inure to the benefit of, the Parties and designees hereto and their respective heirs, administrators, executors, personal representatives, successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person.  This Agreement may not be assigned by any Party hereto except with the prior written consent of the other Parties, which consent shall not be unreasonably withheld.

10.7 Governing Law.  This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware are applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

10.8 Counterparts.  This Agreement may be executed in multiple counterparts, which may be facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.9 Construction.  Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement.  References herein to Articles, Sections and Exhibits are to the articles, sections and exhibits, respectively, of this Agreement.  The Disclosure Schedule is hereby incorporated herein by reference and made a part of this Agreement.  As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

10.10 Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first set forth above.

AOTS 30, INC.

By: /s/ Richard Rappaport
Name:  Richard Rappaport
Title:    President

U.S. MINING, INC.

By:/s/ Robert Leng
Name:   Robert Leng
Title:     President

U.S. MINING, INC.
SHAREHOLDER’S SIGNATURE PAGE TO

SHARE EXCHANGE AGREEMENT
Among AOTS 30, Inc.,

U.S. Mining, Inc.
And the Sole Shareholder of U.S. Mining, Inc.
The undersigned Shareholder hereby executes and delivers the Share Exchange Agreement (the “Agreement”) to which this Signature Page is attached, which, together with all counterparts of the Agreement and Signature Pages of the other parties named in said Agreement, shall constitute one and the same document in accordance with the terms of the Agreement.

/s/ Jae Myung Cha
(Signature)
Jae Myung Cha
(Type or print name)

(Type or print name as it should appear on certificate, if different)

Address:
Telephone:
Facsimile:

No. of U.S. Mining, Inc. Shares Held:  1,500

 EXHIBIT B

REPURCHASE AGREEMENT

Filed as Exhibit 10.2 to this Current Report

SCHEDULE I

SHAREHOLDER AND COMPANY SHARES TO BE ISSUED TO SHAREHOLDER AND OR DESIGNEES

Name	Percentage of Company Shares to be Issued
Jae Myung Cha	100%

Total

SCHEDULE II

U.S. MINING, INC. SHARES TO BE TRANSFERRED TO COMPANY

Name	Number of U.S. Mining, Inc. Shares
Jae Myung Cha	1,500

TOTAL	1,500

DISCLOSURE SCHEDULE

ITEM 2.3 – CAPITALIZATION

The Company entered into a Repurchase Agreement with the Company’s stockholders as indicated in the Share Exchange Agreement.

WestPark Capital Financial Services, LLC is the holder of a warrant to purchase an aggregate of 7,096,390 shares of Common Stock at an exercise price of $0.0001 per share.

While there is currently no definitive agreement or other specific arrangements currently in effect, it is expected that a restructuring of the Company’s stockholder base resulting in a redistribution of the issued and outstanding capital stock of the Company may occur prior to the closing.  Such restructuring may result in the issuance of additional securities or repurchase of existing outstanding securities by the Company.

ITEM 2.7 – INDEBTEDNESS; CONTRACTS; NO DEFAULTS

As set forth in the Financial Statements.

ITEM 3.1(b) - SUBSIDIARIES

Subsidiaries	Jurisdiction of Organization

MineGolia Metal Corp. 100% owned by U.S. Mining, Inc.	Delaware

  ITEM 3.5 – MATERIAL INSTRUMENTS

Asset Purchase Agreement, dated March 21, 2012, by and between U.S. Mining, Inc. and Franklin Mining, Inc. for the acquisition by U.S. Mining, Inc. of certain  assets of Franklins Mining, Inc.; and

Letter of Intent and Term Sheet, dated March 9, 2012, by and between U.S. Mining, Inc. and Calais Resources Inc. for U.S. Mining, Inc. to acquire 30% of the mining assets and production of Calais Resources, Inc.

ITEM 3.6 – COMPLIANCE WITH THE LAW

Not Applicable

ITEM 3.7 – LITIGATION

None

TABLE OF CONTENTS
Page
Article 1. THE SHARE EXCHANGE		2
1.1	The Share Exchange	2
1.2	Time and Place of Closing	2
1.3	Effective Time	2
1.4	Tax Consequences	2

Article 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		2
2.1	Due Organization and Qualification; Due Authorization.	2
2.2	No Conflicts or Defaults	3
2.3	Capitalization	3
2.4	Financial Statements	4
2.5	No Assets or Liabilities	4
2.6	Taxes	4
2.7	Indebtedness; Contracts; No Defaults	4
2.8	Real Property	4
2.9	Compliance with Law	4
2.10	Permits and Licenses	5
2.11	Litigation	5
2.12	Insurance	5
2.13	Patents, Trademarks and Intellectual Property Rights	5
2.14	Securities Law Compliance	5
2.15	Conflicts of Interest	5

Article 3. REPRESENTATIONS AND WARRANTIES OF U.S. MINING, INC.		5
3.1	Due Organization and Qualification; Due Authorization	5
3.2	No Conflicts or Defaults	6
3.3	Capitalization	7
3.4	Taxes	7
3.5	Indebtedness; Contracts; No Defaults	7
3.6	Compliance with Law	7
3.7	Litigation	8
3.8	Conflict of Interest	8
3.9	No Material Adverse Change. .	9

Article 4. REPRESENTATION AND WARRANTIES OF THE U.S. MINING SHAREHOLDER		9
4.1	Title to Shares	9
4.2	Due Authorization	9
4.3	Purchase for Investment	9
4.4	Investment Experience	9
4.5	Information	10
4.6	Restricted Securities	10
4.7	Exempt Issuance	10
4.8	Conflict of Interest	10

Article 5. COVENANTS		10
5.1	Further Assurances	10
5.2	Conduct of Business by U.S. Mining..	11

Article 6. DELIVERIES		11
6.1	Items to be delivered to U.S. Mining or the Shareholder prior to or at Closing by the Company.	11
6.2	Items to be delivered to the Company prior to or at Closing by U.S. Mining and the Shareholder.	11

Article 7. CONDITIONS PRECEDENT		12
7.1	Conditions Precedent to Closing	12
7.2	Conditions to Obligations of the Shareholder	12
7.3	Conditions to Obligations of the Company	13

Article 8. TERMINATION		14
8.1	Termination	14

Article 9. COVENANTS SUBSEQUENT TO CLOSING		14
9.1	Registration Rights	14

Article 10. MISCELLANEOUS		15
10.1	Survival of Representations, Warranties and Agreements	15
10.2	Access to Books and Records	15
10.3	Further Assurances	15
10.4	Notice	15
10.5	Entire Agreement	16
10.6	Successors and Assigns	16
10.7	Governing Law	16
10.8	Counterparts	17
10.9	Construction	17
10.1	Severability	17